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                                                                    EXHIBIT 12.1

                        CROWN CASTLE INTERNATIONAL CORP.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                          NINE MONTHS
                                                      ENDED SEPTEMBER 30,
                                                     ---------------------
                                                     2001             2002
                                                     ----             ----
Computation of Earnings:
  Income (loss) before income taxes and
   minority interests                              $(252,446)      $(235,522)
  Add:
    Fixed charges (as computed below)                241,946         254,862
                                                   ---------       ---------
                                                   $ (10,500)      $  19,340
                                                   =========       =========
Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                 $ 150,836       $ 155,975
  Amortization of deferred financing
   costs and discounts on long-term debt              68,085          74,859
  Interest component of operating lease
   expense                                            23,025          24,028
                                                   ---------       ---------
    Fixed charges                                    241,946         254,862
  Preferred stock dividends, net of gains
   on repurchases of preferred stock                  58,770          11,034
                                                   ---------       ---------
    Combined fixed charges and preferred
     stock dividends                               $ 300,716       $ 265,896
                                                   =========       =========
Ratio of Earnings to Fixed Charges                        --              --
                                                   =========       =========
Deficiency of Earnings to Cover Fixed Charges      $ 252,446       $ 235,522
                                                   =========       =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                    --              --
                                                   =========       =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends       $ 311,216       $ 246,556
                                                   =========       =========